                                                FILED PURSUANT TO RULE 424(b)(3)
                                             REGISTRATION STATEMENT NO. 333-8851

                       PROSPECTUS SUPPLEMENT NUMBER FIVE
       (TO PROSPECTUS DATED NOVEMBER 5, 1996, AS AMENDED OR SUPPLEMENTED)

                                U.S.$86,250,000
                          NORTH AMERICAN VACCINE, INC.
              6.50% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2003

     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 5, 1996, as amended or supplemented (the "Prospectus"), relating to the potential sale from time to time of up to $86,250,000 aggregate amount of Notes and the Common Shares issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" with respect to the Selling Holders and the respective principal amounts of Offered Securities beneficially owned by such Selling Holder that may be offered pursuant to the Prospectus:

    Aries Domestic Fund, L.P. ................     850,000      850,000      34,195      34,195
    The Aries Fund, A Cayman Island Trust.....   1,666,000    1,666,000      67,022      67,022
    ICI American Holdings Trust...............     450,000      450,000      18,103      18,103
    State of Oregon/SAIF Corporation..........   3,500,000    3,500,000     140,803     140,803
    State of Oregon Equity....................   1,050,000    1,050,000      42,241      42,241
    NALCO Chemical Retirement Trust...........     200,000      200,000       8,046       8,046

     The line item "Goldman, Sachs & Co. . . . 5,090,000, 5,090,000, 309,701,
204,767," contained in the table set forth in the Prospectus under the caption "Selling Holders," shall be deleted in its entirety and replaced with the following:

    Goldman, Sachs & Co. .......................   1,200,000    1,200,000     48,275     48,275

     All information provided in this Prospectus Supplement is as of a recent practicable date.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 12, 1997.